Exhibit 10.16

CABOT PROPERTIES, INC.

INDUSTRIAL REAL ESTATE LEASE

Multi-Tenant Net Form

Landlord: Cabot II – GA1W13, LLC

Tenant: Amendia, Inc.

Property Address: 1755 West Oak Parkway, Marietta, Georgia

TABLE OF CONTENTS

ARTICLE ONE - BASIC TERMS	1

ARTICLE TWO - PREMISES	2

ARTICLE THREE - LEASE TERM	2

ARTICLE FOUR - RENT	4

ARTICLE FIVE - PROPERTY TAXES	5

ARTICLE SIX - UTILITIES	6

ARTICLE SEVEN - INSURANCE	6

ARTICLE EIGHT - COMMON AREAS	9

ARTICLE NINE - USE OF PREMISES	10

ARTICLE TEN - CONDITION AND MAINTENANCE OF PREMISES	13

ARTICLE ELEVEN - DAMAGE OR DESTRUCTION	16

ARTICLE TWELVE - CONDEMNATION	16

ARTICLE THIRTEEN - ASSIGNMENT AND SUBLETTING	17

ARTICLE FOURTEEN - DEFAULTS AND REMEDIES	18

ARTICLE FIFTEEN - PROTECTION OF LENDERS	20

ARTICLE SIXTEEN - LEGAL COSTS	21

ARTICLE SEVENTEEN - MISCELLANEOUS PROVISIONS	22

EXHIBIT A - THE PROPERTY	A-1

EXHIBIT B - THE PREMISES	B-1

EXHIBIT C - RULES AND REGULATIONS	C-1

EXHIBIT D - INTENTIONALLY OMITTED	D-1

EXHIBIT E - MEMORANDUM OF ACCEPTANCE OF LEASE	E-1

EXHIBIT F - INTENTIONALLY OMITTED	F-1

EXHIBIT G - SUMMARY OF INSURANCE REQUIREMENTS	G-1

ARTICLE ONE - BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

1.01	Date of Lease:	March 3, 2011

1.02	Landlord (legal entity):	Cabot II – GA1W13, LLC, a Delaware limited liability company

1.03	Tenant (legal entity):	Amendia, Inc., a Georgia corporation

1.04	Tenant’s Guarantor:	N/A

1.05	Address of Property:	1755 West Oak Parkway, Marietta, GA

1.06	Property Rentable Area:	Approximately 87,248 rentable square feet

1.07	Premises Rentable Area:	Approximately 48,848 rentable square feet

1.08	Tenant’s Initial Pro Rata Share:	56%

1.09	Lease Term:	Eighty-four (84) months

1.10	Lease Commencement Date:	April 1, 2011

1.11	Permitted Uses:	Manufacturing, warehouse and related office uses

1.12	Broker(s):	The Windsor Realty Group, LLC and Resource Real Estate Partners LLC

1.13	Initial Security Deposit:	$59,000.00 (subject to reduction as set forth in Section 17.16)

1.14	Parking Spaces Allocated to Tenant: 73 unreserved spaces located immediately adjacent to the Premises; Tenant agrees not to park in the front or rear of the remainder of the building

1.15	Base Rent:

Time Period	Annual Base Rent	Monthly Base Rent
4/1/11 – 7/31/11	$0.00	$0.00
8/1/11 – 3/31/12	$124,046.40	$10,337.20
4/1/12 – 9/30/12	$170,387.33	$14,198.94
10/1/12 – 3/31/13	$214,247.33	$17,853.94
4/1/13 – 3/31/14	$218,532.27	$18,211.03
4/1/14 – 3/31/15	$222,902.92	$18,575.24
4/1/15 – 3/31/16	$227,360.98	$18,946.75
4/1/16 – 3/31/17	$231,908.20	$19,325.68
4/1/17 – 3/31/18	$236,546.36	$19,712.20

1.16	Other Charges Payable by Tenant:
(i)	Real Property Taxes (Article Five);

(ii)	Utilities (Article Six);
(iii)	Insurance Premiums (Article Seven);
(iv)	CAM Expenses (Article Eight);

1.17	Address of Landlord for Notices:

One Beacon Street, Suite 1700
Boston, MA 02108
Attn: Asset Management

1.18	Address of Landlord for Rent Payments:

Cabot Industrial Value Fund II Operating Partnership, L.P.
P.O. Box 535026
Atlanta, GA 30353-5026

1.19	Address of Tenant for Notices:

1.20	Fiscal Year: January - December

1.21	Mortgagee: New York Life Insurance Company

1.22	Exhibits:
Exhibit A - The Property
Exhibit B - The Premises
Exhibit C - Rules & Regulations
Exhibit D - Intentionally Omitted
Exhibit E - Memorandum of Acceptance of Premises
Exhibit F - Intentionally Omitted
Exhibit G - Summary of Insurance Requirements

ARTICLE TWO - PREMISES

2.01    Premises. The Premises are described in Exhibit B and are a part of the Property, which is described in Exhibit A. The Property includes all the land, building(s), and all other improvements located on the land including the common areas described in Article Eight.

ARTICLE THREE - LEASE TERM

3.0I    Lease of Premises for Lease Term. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Lease Term. The Lease Term shall begin on the Lease Commencement Date.

3.02    Delay in Commencement. Landlord shall not be liable to Tenant if Landlord shall not deliver possession of the Premises to Tenant on the Lease Commencement Date. Landlord’s non-delivery of the Premises to Tenant on that date shall not affect this Lease or the obligations of Tenant under this Lease, and the Lease Commencement Date shall be postponed to the date possession of the Premises shall be delivered to Tenant. In such event, Landlord and Tenant shall execute an amendment to this Lease setting forth the Lease Commencement Date and expiration date of this Lease. Failure to execute such amendment shall not affect the Lease Commencement Date and expiration date of this Lease.

3.03    Early Occupancy. If Tenant shall occupy the Premises prior to the Lease Commencement Date, Tenant’s occupancy of the Premises shall be subject to all of the provisions of this Lease. Early occupancy of the Premises shall not advance the expiration date of this Lease.

3.04    Holding Over. Tenant shall vacate the Premises upon the expiration or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages, costs, liabilities and expenses, including reasonable actual attorneys’ fees, which Landlord shall incur on account of Tenant’s delay in so vacating the Premises. If Tenant shall not vacate the Premises upon the expiration or earlier termination of this Lease, the Base Rent shall be increased to 150% of the Base Rent then in effect and Tenant’s obligation to pay Additional Rent shall continue, but nothing herein shall limit any of Landlord’s rights or Tenant’s obligations arising from Tenant’s failure to vacate the Premises, including, without limitation, Landlord’s right to repossess the Premises and remove Tenant therefrom at any time after the expiration or earlier termination of this Lease and Tenant’s obligation to reimburse and indemnify Landlord as provided in the preceding sentence.

3.05    Renewal Option. Provided Tenant is not in default under this Lease and that no event or condition exists which with notice and the expiration of any grace period would constitute an event of default under this Lease at the time an option may be exercised and at the time the Renewal Option (as defined below) commences, Landlord grants to Tenant one option (the “Renewal Option”) to extend this Lease with respect to all of the Premises for an additional period of five (5) years (the “Renewal Period”). The Renewal Option may be exercised by Tenant delivering written notice (the “Renewal Notice”) to Landlord at least six (6) months prior to the expiration of the then current Lease Term. In the event that Tenant fails timely to give such notice to Landlord, this Lease shall automatically terminate at the end of the Lease Term, and Tenant shall have no further option to extend the Lease Term. Time is of the essence in the exercise of the Renewal Option[s].

The rate of base Rent (the “Renewal Rental Rate”) for the Renewal Period shall be equal to the then current market rental rate at the Property charged by Landlord, taking into account all relevant factors. Not later than thirty (30) days following Landlord’s receipt of the Renewal Notice, Landlord shall provide Tenant with Landlord’s good faith estimate (“Landlord’s FMV Notice”) of such Renewal Rental Rate. Tenant shall have thirty (30) days from its receipt of Landlord’s FMV Notice to notify Landlord whether Tenant accepts or rejects Landlord’s determination of the Renewal Rental Rate. If Tenant is unwilling to accept Landlord’s determination of the Renewal Rental Rate as set forth in Landlord’s FMV Notice, and if the parties are unable to reach agreement thereon within thirty (30) days after the delivery of Tenant’s notice to Landlord rejecting such rental determination, then the Renewal Option shall lapse, the Lease shall automatically terminate at the end of the Term and Tenant shall have no further option to extend the term of this Lease.

Landlord and Tenant shall execute an amendment to this Lease within thirty (30) days after the determination of the Renewal Rental Rate, which amendment shall set forth the extended Lease Term and the Renewal Rental Rate. Except for the change in the rate of Rent, the Renewal Period shall be subject to all of the terms and conditions of this Lease and the Premises shall be delivered in their then “as is” condition at the time the Renewal Period commences.

Neither any option granted to Tenant in this Lease or in any collateral instrument to renew or extend the Lease Term, nor the exercise of any such option by Tenant, shall prevent Landlord from exercising any option or right granted or reserved to Landlord in this Lease or in any collateral instrument or that Landlord may otherwise have, to terminate this Lease or any renewal or extension of the Lease Term either during the original Lease Term or during the renewed or extended term. Any renewal or extension right granted to Tenant shall be personal to Tenant and may not be exercised by any assignee, subtenant or legal representative of Tenant. Any termination of this Lease shall serve to terminate any such renewal or extension of the Lease Term, whether or not Tenant shall have exercised any option to renew or extend the Lease Term. No option granted to Tenant to renew or extend the Lease Term shall be deemed to give Tenant any further option to renew or extend.

3.06    Termination Option. Tenant shall have the one-time conditional right (the “Termination Right”) to terminate this Lease effective on July 31, 2014 (the “Termination Effective Date”), upon Tenant’s strict and complete satisfaction of the all of the following conditions precedent: (a) Tenant shall have delivered to Landlord, not later than January 31, 2014, a written notice (the “Termination Notice”) stating that Tenant elects to exercise this Termination Right and; (b) Tenant shall have paid to Landlord (i) simultaneously with delivery of its Termination Notice, a termination fee (the “Termination Fee”) in the amount of $231,273.96. lf Tenant timely delivers the Termination Notice and timely pays the Termination Fee, and further provided Tenant is not in default under this Lease and that no event or condition exists which with notice and the expiration of any grace period would constitute an event of default under this Lease either on the date of Tenant’s delivery of the Termination Notice or on the Termination Effective Date, then this Lease will be terminated effective on the Termination Effective Date. Time is of the essence with respect to the provisions of this Section.

ARTICLE FOUR - RENT

4.01    Base Rent. On the first day of each month during the Lease Term, Tenant shall pay to Landlord the Base Rent in lawful money of the United States, in advance and without offset, deduction, or prior demand. The Base Rent shall be payable at Landlord’s address or at such other place or to such other person as Landlord may designate in writing from time to time.

4.02    Additional Rent. All sums payable by Tenant under this Lease other than Base Rent shall be deemed “Additional Rent;” the term “Rent” shall mean Base Rent and Additional Rent. Landlord shall estimate in advance and charge to Tenant the following costs, to be paid with the Base Rent on a monthly basis throughout the Lease Term: (i) all Real Property Taxes for which Tenant is liable under Section 5.01 and 5.02 of the Lease, (ii) all utility costs (if utilities are not separately metered) for which Tenant is liable under Section 6.01 of the Lease, (iii) all insurance premiums for which Tenant is liable under Sections 7.01 and 7.07 of the Lease and (iv) all CAM Expenses for which Tenant is liable under Section 8.04 of the Lease. Collectively, the aforementioned Real Property Taxes, insurance, utility, and CAM Expenses shall be referred to as the “Total Operating Costs”. Landlord may adjust its estimates of Total Operating Costs at any time based upon Landlord’s experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date which is due thirty (30) days after notice to Tenant. Within one hundred twenty (120) days after the end of each Fiscal Year during the Lease Term, Landlord shall deliver to Tenant a statement prepared in accordance with generally accepted accounting principles setting forth, in reasonable detail, the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Tenant shall have the right to review reasonable supporting documentation and receipts related to such expenses where the books and records for the Property are kept. Within thirty (30) days after Tenant’s receipt of such statement, there shall be an adjustment between Landlord and Tenant, with payment to or credit given by Landlord (as the case may be) in order that Landlord shall receive the entire amount of Tenant’s share of such costs and expenses for such period. In addition to its obligation to pay Base Rent and its Pro Rata Share of Total Operating Expenses, Tenant is required under other sections of this Lease to pay directly to suppliers, vendors, carriers, contractors, etc. certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses, collectively “Additional Expenses.” If Landlord pays for any Additional Expenses in accordance with the terms of this Lease,

Tenant’s obligation to reimburse such costs shall be an Additional Rent obligation payable in full with the next monthly Rent payment. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent.

4.03    Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent and other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any loan secured by the Building. Accordingly, if any installment of Rent or any other sums due from Tenant shall not be received by Landlord within five (5) days following the due date, Tenant shall pay to Landlord a late charge equal to five percent (5%) of such overdue amount. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

4.04    Interest. Any Rent or other amount due to Landlord, if not paid when due, shall bear interest from the date due until paid at the rate of fifteen percent ( 15%) per annum, provided that interest shall not be payable on late charges incurred by Tenant nor on any amounts upon which late charges are paid by Tenant to the extent such interest would cause the total interest to be in excess of that legally permitted. Payment of interest shall not excuse or cure any default hereunder by Tenant.

4.05    Tenant’s Pro Rata Share. Tenant’s Pro Rata Share shall be calculated by dividing the Premises Rentable Area by the Property Rentable Area, which is leased or held for lease by tenants, as of the date on which the computation shall be made. Tenant’s Initial Pro Rata Share is set forth in Section 1.08 and is subject to adjustment based on the aforementioned formula. Notwithstanding anything else contained in this Lease to the contrary, Tenant’s Pro Rata Share shall not at any time exceed the Initial Pro Rata Share.

4.06    Independent Covenants. Tenant hereby agrees that Tenant’s obligation to pay Rent is independent of any obligation of Landlord hereunder and every other covenant in this Lease and shall be made without set-off or reduction whatsoever, except as otherwise expressly provided herein.

ARTICLE FIVE - PROPERTY TAXES

5.01    Real Property Taxes. Tenant shall pay Tenant’s Pro Rata Share of Real Property Taxes on the Property payable during the Lease Term. Tenant shall make such payments in accordance with Section 4.02. If Landlord shall receive a refund of any Real Property Taxes with respect to which Tenant shall have paid Tenant’s Pro Rata Share, Landlord shall refund to Tenant Tenant’s Pro Rata Share of such refund after deducting therefrom the reasonable costs and expenses incurred in connection therewith.

5.02    Definition of “Real Property Tax”. “Real Property Tax” shall mean taxes, assessments (special, betterment, or otherwise), levies, fees, rent taxes, excises, impositions, charges, water and sewer rents and charges, and all other government levies and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, which are imposed or levied upon or assessed against the Property or any Rent or other sums payable by any tenants or occupants thereof. Real Property Tax shall include Landlord’s reasonable costs and expenses of contesting any Real Property Tax. If at any time during the term the present system of ad valorem taxation of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, or in lieu of increases therein, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the

Property or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy, or charge (distinct from any now in effect) measured by or based, in whole or in part, upon gross rents, then all of such taxes, assessments, levies, or charges, to the extent so measured or based, shall be deemed to be a Real Property Tax.

5.03    Personal Property Taxes. Tenant shall pay directly all taxes charged against trade fixtures, furnishings, equipment, inventory, or any other personal property belonging to Tenant. Tenant shall use reasonable efforts to have personal property taxed separately from the Property. If any of Tenant’s personal property shall be taxed with the Property, Tenant shall pay Landlord the taxes for such personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

ARTICLE SIX - UTILITIES

6.01    Utilities. Tenant shall promptly pay, directly to the appropriate supplier, the cost of all natural gas, heat, cooling, energy, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Premises, allocable to the period from the time Tenant shall first enter the Premises, throughout the Lease Term and thereafter as long as Tenant shall remain in the Premises (collectively, the “Occupancy Period”), together with any related installation or connection charges or deposits (collectively “Utility Costs”). If any services or utilities are jointly metered with other premises, Landlord shall make a reasonable determination of Tenant’s proportionate share of such Utility Costs and Tenant shall pay such share to Landlord in accordance with Section 4.02. Landlord shall not be liable for damages, consequential or otherwise, nor shall there be any rent abatement arising out of any curtailment or interruption whatsoever in utility services unless Landlord has failed to make timely payments for any jointly metered services for which Landlord is responsible for making payments. Utilities serving the Common Areas (as defined in Article Eight) exclusively shall be accounted for as described in Article Eight.

Tenant shall install, at its sole cost and expense, any and all telephone, communications and other data lines and equipment to serve the Premises (the “Data Equipment”). Tenant shall be responsible for obtaining and maintaining all approvals, permits and licenses required by any federal, state or local government for installation, maintenance and operation of the Data Equipment and for paying all fees attendant thereto and for complying with all other legal requirements relating to the Data Equipment. Landlord shall allow reasonable access to the Property for any supplier or vendors in order to allow for the timely installation of such Data Equipment.

ARTICLE SEVEN - INSURANCE

7.01    Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect Commercial General Liability insurance insuring Tenant against liability for bodily injury, property damage and personal injury at the Premises, including contractual liability insuring the indemnification provisions contained in this Lease. Such insurance shall name Landlord, its property manager, any mortgagee, and Cabot Industrial Properties, L.P., as additional insureds. Such insurance shall be for a limit of not less than One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate. Coverage shall also be included for fire damage (damage to rented premises) for a limit of $300,000 any one fire, and medical expense coverage in the amount of $10,000 any one person. The liability insurance obtained by Tenant under this Section 7.0 I and Section 7.04 shall (i) be primary and (ii) insure Tenant’s obligations to Landlord under Section 7.09. The amount and coverage of such insurance shall not limit Tenant’s liability nor relieve Tenant of any other obligation under this Lease. Landlord shall also obtain commercial general liability insurance in an amount and with coverage determined by Landlord insuring Landlord against liability with respect to the Premises and the Property. The policy obtained by Landlord shall not provide primary insurance, shall not be contributory and shall be excess over any insurance maintained by Tenant.

7.02    Worker’s Compensation Insurance. During the Occupancy Period, Tenant shall maintain in effect Worker’s Compensation Insurance (including Employers’ Liability Insurance) in the statutory amount covering all employees of Tenant employed or performing services at the Premises, in order to provide the statutory benefits required by the laws of the state in which the Premises are located. Employer’s Liability Insurance in the amount of $1,000,000 each accident/$1,000,000 disease-policy limit/$1,000,000 disease-each employee shall also be maintained.

7.03    Automobile Liability Insurance. During the Occupancy Period, Tenant shall maintain in effect Automobile Liability Insurance, including but not limited to, passenger liability, on all owned, non-owned, and hired vehicles used in connection with the Premises, with a combined single limit per occurrence of not less than One Million Dollars ($1,000,000) for Bodily Injury and Property Damage.

7.04    Umbrella Liability Insurance. The initial amount of such insurance shall be Two Million Dollars ($2,000,000) per occurrence and Two Million Dollars ($2,000,000) annual aggregate and shall be subject to periodic increases specified by Landlord based upon inflation, increased liability awards, recommendation of Landlord’s professional insurance advisers, and other relevant factors. Such insurance shall name Landlord, its property manager, any mortgagee and Cabot Industrial Properties, L.P., as additional insureds.

At all times when any work is in process in connection with any change or alteration being made by Tenant, Tenant shall require all contractors and subcontractors to maintain the insurance described in Sections 7.01, 7.02, 7.03 and 7.04.

7.05    Personal Property Insurance. During the Occupancy Period, Tenant shall maintain in effect Personal Property Insurance covering leasehold improvements paid for by Tenant and Tenant’s personal property and fixtures from time to time in, on, or at the Premises, in an amount not less than 100% of the full replacement cost, without deduction for depreciation, providing protection against events protected under “Special Risk Coverage,” as well as against sprinkler damage, vandalism, and malicious mischief. Any proceeds from the Personal Property Insurance shall be used for the repair or replacement of the property damaged or destroyed, unless this Lease is terminated under an applicable provision herein. If the Premises are not repaired or restored following damage or destruction in accordance with other provisions herein, Landlord shall receive any proceeds from the Personal Property Insurance allocable to Tenant’s leasehold improvements.

7.06    Business Interruption Insurance. During the Occupancy Period, Tenant shall maintain in effect Business Interruption Insurance, providing in the event of damage or destruction of the Premises an amount of One Million Dollars ($1,0000,000).

7.07    Landlord’s Property and Rental Income Insurance. During the Lease Term, Landlord shall maintain in effect all risk insurance covering loss of or damage to the Property in the amount of its replacement value with such endorsements and deductibles as Landlord shall determine from time to time. Landlord shall have the right to obtain flood, earthquake, and such other insurance as Landlord shall determine from time to time or shall be required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant’s fixtures or equipment or building improvements installed by Tenant. During the Lease Term, Landlord shall also maintain a rental income insurance policy, with loss payable to Landlord, in an amount equal to one (1) year’s Base Rent, plus estimated Real Property Taxes, CAM Expenses, Utility Costs and insurance premiums for one (I) year. Tenant shall be liable for the payment of any deductible amount under Landlord’s insurance maintained pursuant to this Article Seven, in an amount not to exceed Twenty-Five Thousand Dollars ($25,000). Tenant shall not do or permit anything to be done which shall invalidate any such insurance.

Exhibit G attached hereto is a summary of the insurance coverages required by this Article Seven.

7.08    Payment of Insurance Premiums. Landlord shall pay the premiums of the insurance policies maintained by Landlord under Section 7.07 and Section 7.01 (if applicable), and Tenant shall reimburse Landlord for Tenant’s Pro Rata Share of such premiums in accordance with Section 4.02. Tenant shall have the right, upon request, to receive copies of insurance certificates evidencing the policies for which Tenant is required to make payments, including copies of any premium calculations or invoices. Tenant shall pay directly the premiums of the insurance policies maintained by Tenant under Sections 7.01, 7.02, 7.03, 7.04, 7.05 and 7.06.

7.09    General Insurance Provisions.

7.09 (a) Prior to the earlier of Tenant’s entry into the Premises or the Commencement Date and prior to the expiration of any policy, Tenant shall furnish Landlord certificates evidencing that all required insurance is in force and providing that such insurance may not be cancelled or changed without at least thirty (30) days prior written notice to Landlord and Tenant (unless such cancellation is due to nonpayment of premiums, in which event ten (10) days’ prior notice shall be provided). If Tenant shall fail to deliver any certificate or renewal certificate to Landlord required under this Lease within the prescribed time period or if any such policy shall be canceled or modified during the Lease Term without Landlord’s consent, Landlord may obtain such insurance, in which case Tenant shall reimburse Landlord, as Additional Rent, for 105% of the cost of such insurance within ten (10) days after receipt of a statement of the cost of such insurance.

7.09 (b) Tenant shall maintain all insurance required under this Lease with insurers having a Best’s Insurance Reports rating of A- X or better.

7.09 (c) Landlord and Tenant, on behalf of themselves and their insurers, each hereby waive any and all rights of recovery against the other, the officers, members, partners, employees, agents, or representatives of the other and the officers, members, partners, employees, agents or representatives of each of the foregoing, for loss of or damage to its property or the property of others under its control, if such loss or damage shall be covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage, or required to be carried under this Article Seven. All property insurance carried by either party shall contain a waiver of subrogation against the other party to the extent such right shall have been waived by the insured party prior to the occurrence of loss or injury.

7.09 (d) Tenant shall comply with all applicable laws and ordinances, all orders and decrees of court and all requirements of other governmental authority and shall not directly or indirectly make any use of the Premises which may thereby be prohibited or be dangerous to person or property or which may jeopardize any insurance coverage, or may increase the cost of insurance or require additional insurance coverage.

7.10    Indemnity. (a) To the fullest extent permitted by law, Tenant hereby waives all claims against Landlord, its agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders (each a “Landlord Party”) and the agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders of each Landlord Party (collectively the “Landlord Indemnitees”) for damage to any property or injury to or death of any person in, upon or about the Premises or the Property arising at any time and from any cause, and Tenant shall hold Landlord Indemnitees harmless from and defend Landlord lndemnitees from and against all claims, liabilities, judgments, demands, causes of action, losses, damages, costs and expenses including actual attorney’s fees incurred for damage to any property or injury to or death of any person arising in or from (i) the use or occupancy of the Premises by Tenant or persons claiming under Tenant, except such as is caused by the sole negligence or willful misconduct of Landlord, its agents, employees or contractors, or (ii) arising from the negligence or willful misconduct of Tenant, its employees, agents, contractors, or invitees in, upon or about the Property, or (iii) arising out of any breach or default by Tenant under this Lease. The foregoing shall include investigation costs and expenses incurred by Landlord in connection with any claim or demand made under this Section.

(B) To the fullest extent permitted by law, Landlord hereby waives all claims against Tenant, its agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders (each a “Tenant Party”) and the agents, advisors, employees, members, officers, directors, partners, trustees, beneficiaries and shareholders of each Tenant Party (collectively the “Tenant Indemnitees”) for damage to any property or injury to or death of any person in, upon or about the Premises or the Property arising at any time and from any cause, and Landlord shall hold Tenant Indemnitees harmless from and defend Tenant Indemnitees from and against all claims, liabilities, judgments, demands, causes of action, losses, damages, costs and expenses including actual attorney’s fees incurred for damage to any property or injury to or death of any person arising in or from (i) the use or occupancy of the Premises by Landlord or persons claiming under Landlord, except such as is caused by the sole negligence or willful misconduct of Tenant, its agents, employees or contractors, or (ii) arising from the negligence or willful misconduct of Landlord, its employees, agents, contractors, or invitees in, upon or about the Property. The foregoing shall include investigation costs and expenses incurred by Tenant in connection with any claim or demand made under this Section.

The provisions of this Section 7.10 shall survive the expiration or termination of this Lease with respect to any damage, injury, or death occurring prior to such time.

ARTICLE EIGHT - COMMON AREAS

8.01    Common Areas. As used in this Lease, “Common Areas” shall mean all areas within the Property which are available for the common use of tenants of the Property and which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, access roads, landscaping, and planted areas. Landlord, from time to time, may change the size, location, nature, and use of any of the Common Areas, convert Common Areas into leaseable areas, construct additional parking facilities (including parking structures) in the Common Areas, and increase or decrease Common Area land or facilities. Tenant acknowledges that such activities may result in inconvenience to Tenant. Such activities and changes are permitted if they do not materially affect Tenant’s use of the Premises.

8.02    Use of Common Areas. Tenant shall have the non-exclusive right (in common with other tenants and all others to whom Landlord has granted or may grant such rights) to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations (“Rules and Regulations”) as Landlord may establish or modify from time to time and as initially set forth in Exhibit C. Tenant shall abide by all such Rules and Regulations and shall use its best efforts to cause others who use the Common Areas with Tenant’s express or implied permission to abide by Landlord’s Rules and Regulations. At any time, Landlord may close any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to maintain or improve the Property. Tenant shall not interfere with the rights of Landlord, other tenants, or any other person entitled to use the Common Areas.

8.03    Vehicle Parking. Tenant shall be entitled to use the Parking Spaces Allocated to Tenant without paying any additional Rent. Tenant’s parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Property or on the adjacent public streets except in accordance with the Rules and Regulations. Parking shall be at Tenant’s risk and Landlord shall not be responsible for any damage or theft to vehicles parking at the Property. Landlord shall not be responsible for policing the parking areas. Vehicles shall be parked only in striped parking spaces and not in driveways or other locations not specifically designated for parking. Handicapped spaces shall only be used by those legally permitted to use them. Tenant shall not park at any time more vehicles in the parking area than the number of Parking Spaces Allocated to Tenant.

8.04    Common Area Maintenance. Subject to Articles Eleven and Twelve, Landlord shall maintain the Common Areas in good order, condition, and repair. Common Area Maintenance expenses (“CAM Expenses”) are all costs and expenses associated with the operation and maintenance of the Common Areas and the repair and maintenance of the heating, ventilation, air conditioning, plumbing, electrical, utility, and safety systems (to the extent not performed by Tenant), including, but not limited to, the following: gardening and landscaping; snow removal; utility, water and sewage services for the Common Area; maintenance of signs (other than tenants’ signs); worker’s compensation insurance; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Common Areas; fees for required licenses and permits; routine maintenance and repair of roof membrane, flashings, gutters, downspouts, roof drains, skylights and waterproofing; maintenance of paving (including sweeping, striping, repairing, resurfacing, and repaving); general maintenance; painting; lighting; cleaning; refuse removal; security and similar items; reserves for roof replacement, exterior painting and other appropriate reserves; and a property management fee (not to exceed five percent (5%) of the gross rents of the Property for the calendar year). Landlord may cause any or all of such services to be provided by third parties and the cost of such services shall be included in CAM Expenses. With respect to any CAM Expenses which are included for the benefit of the Property and other property, Landlord shall make a reasonable allocation of such cost between the Property and such other property. CAM Expenses shall not include: (a) the cost of capital repairs and replacements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any such capital repair or replacement to the Common Areas or the heating, ventilating, air-conditioning, plumbing, electrical, utility and safety systems serving the Property shall be included in the CAM Expenses each year during the term of this Lease; and (b) the cost of capital improvements, provided, however, that the annual depreciation (based on the useful life of the item under generally accepted accounting principles) of any capital improvement undertaken to reduce CAM Expenses or made in order to comply with legal requirements shall be included in CAM Expenses each year during the term of this Lease.

8.05    Tenant’s Payment of CAM Expenses. Tenant shall pay Tenant’s Pro Rata Share of all CAM Expenses in accordance with Section 4.02.

ARTICLE NINE - USE OF PREMISES

9.01    Permitted Uses. Tenant may use the Premises only for the Permitted Uses.

9.02    Manner of Use. Tenant shall not cause or permit the Premises to be used in any way which shall constitute a violation of any law, ordinance, restrictive covenants, or governmental regulation or order, which shall annoy or interfere with the rights of tenants of the Property, or which shall constitute a nuisance or waste. Tenant shall obtain and pay for all permits, including a certificate of occupancy and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, notes, regulations, orders, covenants and requirements regulating the use by Tenant of the Premises, including the Occupational Safety and Health Act.

The parties acknowledge that the Americans With Disabilities Act of 1990 (49 U.S.C. Section 12101 et seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended from time to time (collectively, the “ADA”), establish requirements under Title Ill of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises or Property depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility”; (2) whether compliance with such requirements is “readily achievable” or “technically infeasible”; and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Property to a degree sufficient to determine whether or not the Premises and the Property, in their condition as of the date hereof, deviate in any manner under the ADA Accessibility guidelines (“ADAAG”) or any other requirements under the ADA pertaining to the accessibility of the Premises or Property. Tenant further acknowledges and agrees that, except as may otherwise be specifically provided below, Tenant accepts the Premises and the Property in “as is” condition and agrees that Landlord is making no representation or warranty as to whether the Premises or the Property conform to the requirements of the ADAAG or any other requirements under the ADA. Tenant has prepared or reviewed any plans and specifications for improvements for construction in the Premises and has independently determined that such plans and specifications are in conformance with the ADAAG and other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord has prepared, reviewed or approved any of Tenant’s plans and specifications, such action shall in no event be deemed a representation or warranty that the same comply with the requirements of the ADA. Tenant shall be responsible for the cost of all Title III compliance and costs in connection with the Premises, including structural work, if any, and any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease and shall also be responsible for the cost of any so-called Title III “path of travel” requirements triggered by construction activities or alterations in the Premises. Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant, operations of any of them, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees.

9.03    Hazardous Materials. Tenant covenants, represents and warrants that it will not use or store any Hazardous Materials on or about the Premises without obtaining Landlord’s prior written consent. An initial list of Hazardous Materials used by Tenant is attached hereto as Schedule 9.03 and Landlord by its execution of this Lease approves such initial list. If Tenant wishes to use or store any Hazardous Materials on or about the Premises, prior to doing so, Tenant shall also complete and deliver to Landlord Landlord’s form of Hazardous Materials Disclosure Certificate.

As used in this Lease, the term “Hazardous Material” shall mean any flammable items, explosives, radioactive materials, oil, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any applicable federal, state or local laws or regulations, including without limitation petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated or disposed of in or about the Property by Tenant, its agents, employees, contractors, sublessees or invitees without (a) the prior written consent of Landlord, and (b) complying with all applicable Federal, State and Local laws or ordinances pertaining to the transportation, storage, use or disposal of such Hazardous Materials, including but not limited to obtaining proper permits. Landlord shall be entitled to take into account such other factors or facts as Landlord may reasonably determine to be relevant in determining whether to grant or withhold consent to Tenant’s proposed activity with respect to Hazardous Material. In no event, however, shall Landlord be required to consent to the installation or use of any storage tanks on the Property.

If Tenant’s transportation, storage, use or disposal of Hazardous Materials on the Premises results in the contamination of the soil or surface or ground water or loss or damage to person(s) or property, then Tenant agrees to: (a) notify Landlord immediately of any contamination, claim of contamination, loss or damage, (b) after consultation with the Landlord, clean up the contamination in full compliance with all applicable statutes, regulations and standards and (c) indemnify, defend and hold Landlord harmless from and against any claims, suits, causes of action, costs and fees, including actual attorney’s fees and costs incurred, arising from or connected with any such contamination, claim of contamination, loss or damage. Tenant agrees to fully cooperate with Landlord and provide such documents, affidavits and information as may be requested by Landlord (i) to comply with any environmental law, (ii) to comply with the request of any lender, purchaser or tenant, and/or (iii) for any other reason deemed necessary by Landlord in its sole discretion. Tenant shall notify Landlord promptly in the event of any spill or other release of any Hazardous Material at, in, on, under or about the Premises which is required to be reported to a governmental authority under any environmental law, will promptly forward to Landlord copies of any notices received by Tenant relating to alleged violations of any environmental law and will promptly pay when due any fine or assessment against Landlord, Tenant or the Premises relating to any violation of an environmental law during the term of this Lease. If a lien is filed against the Premises by any governmental authority resulting from the need to expend or the actual expending of monies arising from an act or omission, whether intentional or unintentional, of Tenant, its agents, employees or invitees, or for which Tenant is responsible, resulting in the releasing, spilling, leaking, leaching, pumping, emitting, pouring, emptying or dumping of any Hazardous Material into the waters or onto land located within or without the State where the Premises is located, then Tenant shall, within thirty (30) days from the date that Tenant is first given notice that such lien has been placed against the Premises (or within such shorter period of time as may be specified by Landlord if such governmental authority has commenced steps to cause the Premises to be sold pursuant to such lien) either (i) pay the claim and remove the lien, or (ii) furnish a cash deposit, bond, or such other security with respect thereto as is satisfactory in all respects to Landlord and is sufficient to effect a complete discharge of such lien on the Premises. Landlord shall have the right, but not the obligation, without in any way limiting Landlord’s other rights and remedies under this Lease, to enter upon the Premises, or to take such other actions as it deems necessary or advisable, to investigate, clean up, remove or remediate any Hazardous Materials or contamination by Hazardous Materials present on, in, at, under or emanating from the Premises or the Property in violation of Tenant’s obligations under this Lease or under any laws regulating Hazardous Materials. Notwithstanding any other provision of this Lease, Landlord shall have the right, at its election, in its own name or as Tenant’s agent, to negotiate, defend, approve and appeal, at Tenant’s expense, any action taken or order issued by any governmental agency or authority with any governmental agency or authority against Tenant, Landlord or the Premises or Property relating to any Hazardous Materials or under any related law or the occurrence of any event or existence of any condition that would cause a breach of any of the covenants set forth in this Section 9.03. Prior to or promptly after the expiration or termination of this Lease, Landlord may require an environmental audit of the Premises by a qualified environmental consultant. Tenant shall pay the costs of such an environmental audit and shall, at it sole cost and expense, take all actions recommended in such audit to remediate any environmental conditions. The provisions of this Section 9.03 shall survive the expiration or earlier termination of this Lease.

9.04    Signs and Auctions. Tenant shall not place any signs on the Property without Landlord’s prior written consent. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property.

9.05    Landlord’s Access. Landlord or its agents may enter the Premises at all reasonable times to show the Premises to potential buyers, investors or tenants or other parties; to do any other act or to inspect and conduct tests in order to monitor Tenant’s compliance with all applicable environmental laws and all laws governing the presence and use of Hazardous Material; or for any other purpose Landlord deems necessary. Landlord shall give Tenant at least 24 hours prior notice (which may be oral) of such entry, except in the case of an emergency, in which event Landlord shall make reasonable efforts to notify Tenant. Landlord may place customary “For Sale” or “For Lease” signs on the Premises.

ARTICLE TEN - CONDITION AND MAINTENANCE OF PREMISES

10.01    Existing Conditions. Tenant shall accept the Property and the Premises in their “as is” condition as of the execution of the Lease, subject to all recorded matters, laws, ordinances, and governmental regulations and orders. Landlord shall deliver all HVAC units serving the Premises in good working condition and shall warrant such condition for one (1) year from the Lease Commencement Date. Landlord shall also make available to Tenant a tenant improvement allowance of up to $195,392.00 ($4.00/RSF) (the “TI Allowance”) for improvements to the Premises. Landlord shall pay the TI Allowance to Tenant after completion of the improvements to the Premises and upon written request accompanied by paid invoices, lien waivers and other documentation reasonably requested by Landlord. Except as provided herein, Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of and inquiry regarding the condition of the Property and is not relying on any representations of Landlord or any Broker with respect thereto. Tenant agrees to execute promptly a Memorandum of Acceptance of Premises in the form set forth in Exhibit E to this Lease.

10.02    Exemption of Landlord from Liability.

10.02 (a) Damage to Tenant’s Property. Tenant shall insure its personal property under an all risk full replacement cost property insurance policy as provided in Section 7.05. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares, merchandise or other property of Tenant, Tenant’s employees, invitees, customers or any other person or about the Property, whether such damage or injury is caused by or results from: (a) fire, steam, electricity, water, gas or rain; (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause; (c) conditions arising in or about Property, or from other sources or places; or (d) any act or omission of any other tenant of the Property. Tenant shall give Landlord prompt notice upon the occurrence of any accident or casualty at the Premises. Landlord shall not be liable for any such damage or injury even though the cause of or the means of repairing such damage or injury are not accessible to Tenant. The provisions of this Section 10.02 shall not, however, exempt Landlord from liability for Landlord’s gross negligence or willful misconduct.

10.02 (b) Theft or Burglary. Tenant expressly acknowledges that whether or not Landlord, from time to time, elects to provide security services, Landlord has not, nor will Landlord be deemed to have, warranted the efficiency of any security personnel, service, procedures or equipment and Landlord is not liable in any manner for the failure of any of the foregoing to prevent, control or apprehend anyone suspected of theft, personal injury, property damage or any criminal conduct in, on or around the Building. Tenant shall be responsible for repairs of damage and restoration of the Premises, personal property or equipment servicing the Premises following any such act. All property of Tenant kept or stored on the Property shall be so kept or stored at the risk of Tenant only.

10.03    Landlord’s Obligations. Subject to the provisions of Article Eleven (Damage or Destruction) and Article Twelve (Condemnation), and except for damage caused by any act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, Landlord shall keep the foundation, roof, building systems (other than the heating, ventilating and air conditioning system), structural supports and exterior walls of the improvements on the Property in good order, condition and repair. However, Landlord shall not be obligated to maintain or repair windows, doors, plate glass or the surfaces of walls. Tenant shall promptly report in writing to Landlord any defective condition known to it which Landlord is required to repair. Tenant hereby waives the benefit of any present or future law which provides Tenant the right to repair the Premises or Property at Landlord’s expense or to terminate this Lease because of the condition of the Property or Premises.

10.04    Tenant’s Obligations.

10.04 (a) Repair and Maintenance. Except as provided in Section 10.03, Article Eleven (Damage or Destruction) and Article Twelve (Condemnation), Tenant shall keep all portions of the Premises, including, without limitation, plumbing, restrooms, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows, floors, fire/life safety systems, air rotation equipment and electrical items, in a clean and orderly condition and good repair. Tenant shall arrange and pay for its own janitorial service, trash removal, security system, telecommunication systems, and any and all other services that Tenant desires. Tenant shall enter into a preventative maintenance contract with a reputable HVAC service company, such contract and contractor to be approved by Landlord, to provide for routine maintenance of the HVAC systems serving the Premises. If any portion of the Premises or any system or equipment in the Premises which Tenant shall be obligated to repair can not be fully repaired or restored, Tenant shall promptly replace such portion of the Premises or system or equipment, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the Lease Term, the useful life of such replacement shall be prorated over the remaining portion of the Lease Term. Notwithstanding the foregoing, with respect to any repair or replacement of the existing HVAC units serving the office area of the Premises, Tenant shall only be responsible for up to $750.00 per repair or replacement. Landlord shall have the right, upon written notice to Tenant, to undertake the responsibility for maintenance of the heating and air conditioning system at Tenant’s expense. Landlord shall, at Tenant’s expense, repair any damage to the portions of the Property Landlord shall be required to maintain caused by Tenant’s acts or omissions.

10.04 (b) Tenant’s Expense. Tenant shall fulfill all of Tenant’s obligations under this Section I 0.04 at Tenant’s sole expense. If Tenant shall fail to maintain, repair or replace the Premises as required by this Section 10.04, Landlord may, upon ten (10) days’ prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Premises and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for all costs reasonably incurred in performing such maintenance, repair or replacement immediately upon demand.

10.05    Alterations, Additions, and Improvements.

10.05 (a) Tenant’s Work. Tenant shall not make any installations, alterations, additions, or improvements in or to the Premises, including, without limitation, any apertures in the walls, partitions, ceilings or floors, without on each occasion obtaining the prior written consent of Landlord. Any such work so approved by Landlord shall be performed only in accordance with plans and specifications therefor approved by Landlord. Tenant shall procure at Tenant’s sole expense all necessary permits and licenses before undertaking any work on the Premises and shall perform all such work in a good and workmanlike manner employing materials of good quality and so as to conform with all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws and with all applicable insurance requirements. If requested by Landlord, Tenant shall furnish to Landlord prior to commencement of any such work a bond or other security acceptable to Landlord assuring that any work by Tenant will be completed in accordance with the approved plans and specifications and that all subcontractors will be paid. Tenant shall employ for such work only contractors approved by Landlord and shall require all contractors employed by Tenant to carry worker’s compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises with a combined single limit not less than $3,000,000 and shall submit certificates evidencing such coverage to Landlord prior to the commencement of such work. Tenant shall indemnify and hold harmless Landlord from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work. Landlord may inspect the work of Tenant at reasonable times and given notice of observed defects. Upon completion of any such work, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts and proof of payment for all labor and materials.

10.05 (b) No Liens. Tenant shall pay when due all claims for labor and material furnished to the Premises and shall give Landlord at least twenty (20) days’ prior written notice of the commencement of any work on the Premises, regardless of whether Landlord’s consent to such work is required. Landlord may record and post notices of non-responsibility on the Premises. Tenant shall at all times keep the Property free from liens claims of liens arising out of work performed, material furnished, or obligations incurred due to the actions of Tenant or Tenant’s permittees or the failure of Tenant to comply with any law, rule, regulation, or ordinance. If any such lien does attach against the Premises, Building, or the Property, and Tenant does not discharge the lien or post statutorily acceptable bond, which under law would prevent foreclosure execution under the lien, within ten (10) days after Tenant shall receive written notice of the filing thereof, such event shall be a default by Tenant under this Lease and, in addition to Landlord’s other rights and remedies, Landlord may take any action necessary or appropriate to discharge the lien, all such costs and expenses to be immediately reimbursed by Tenant to Landlord.

10.06    Condition upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord broom clean and in the condition which Tenant shall have been required to maintain the Premises under this Lease with the heating, ventilation, air-conditioning, plumbing, electrical systems, lighting, man doors, dock doors, levelers, shelters, seals and bumpers (if any), windows, floors, fire/life safety systems, air rotation equipment and electrical items serving the Premises in operating condition. Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Eleven (Damage or Destruction). Landlord may require Tenant to remove any alterations, additions or improvements (whether or not made with Landlord’s consent), including, without limitation, the Data Equipment, prior to the expiration of the Lease and to restore the Premises to their prior condition, all at Tenant’s expense. With respect to any alterations, additions or improvements which require Landlord’s approval, at the time of such approval Landlord shall specify if Tenant shall not be required to remove the same, and such items shall become Landlord’s property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant’s machinery or equipment which can be removed without damage to the Property. Tenant shall repair, at Tenant’s expense, any damage to the Property caused by the removal of any such machinery or equipment. In no event, however, shall Tenant remove any of the following materials or equipment (which shall be deemed Landlord’s property), without Landlord’s prior written consent; unless the same shall have been installed by Tenant at its expense: any power wiring or wiring panels; lighting or lighting fixtures; wall coverings; drapes, blinds or other window coverings; carpets or other floor coverings; heaters, air conditioners or any other heating or air conditioning equipment; fencing or security gates; or other similar building operating equipment.

ARTICLE ELEVEN - DAMAGE OR DESTRUCTION

11.01    Damage to Premises.

11.01 (a) If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty (“Casualty”), Tenant shall immediately notify Landlord in writing upon the occurrence of such Casualty. In the event of any Casualty, Landlord may elect either to (i) repair the damage caused by such casualty as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the casualty occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the casualty whether Landlord elects to repair the damage or terminate this Lease. If Landlord shall elect to repair the damage, Tenant shall pay Landlord the portion of the “deductible amount” (if any) under Landlord’s insurance allocable to the damage to the Premises and, if the damage shall have been due to an act or omission of Tenant, or Tenant’s employees, agents, contractors or invitees, the difference between the actual cost of repair and any insurance proceeds received by Landlord.

11.01 (b) If the casualty to the Premises shall occur during the last six (6) months of the Lease Term and the damage shall be estimated by Landlord to require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the casualty shall have occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within ten (10) days after Tenant’s notice to Landlord of the occurrence of the casualty.

11.02    Temporary Reduction of Rent. If the Property shall be destroyed or damaged by casualty and Landlord shall determine to repair or restore the Property pursuant to the provisions of this Article Eleven, any Rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant’s use of the Premises shall be impaired. Such reduction shall not exceed the sum of one year’s payment of Base Rent, insurance premiums and Real Property Taxes. Except for such possible reduction in Base Rent, insurance premiums and Real Property Taxes, Tenant shall not be entitled to any compensation, reduction or reimbursement from Landlord as a result of any damage, destruction, repair, or restoration of the Property.

11.03    Waiver. Tenant waives the protection of any statute, code or judicial decision which shall grant a tenant the right to terminate a lease in the event of the damage or destruction of the leased property and the provisions of this Article Eleven shall govern the rights and obligations of Landlord and Tenant in the event of any damage or destruction of or to the Property.

ARTICLE TWELVE - CONDEMNATION

12.01    Condemnation. If more than twenty percent (20%) of the floor area of the Premises or more than twenty-five percent (25%) of the parking on the Property shall be taken by eminent domain either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority shall take title or possession). If neither Landlord nor Tenant shall terminate this Lease, this Lease shall remain in effect as to the portion of the Premises not taken, except that the Base Rent shall be reduced in proportion to the reduction in the floor area of the Premises. If this Lease shall be terminated, any condemnation award or payment shall be distributed to the Landlord. Tenant shall have no claim against Landlord for the value of the unexpired lease term or otherwise.

ARTICLE THIRTEEN - ASSIGNMENT AND SUBLETTING

13.01    Landlord’s Consent Required. No portion of the Premises or of Tenant’s interest in this Lease shall be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord’s prior written consent, except as provided in Section 13.02 below. Landlord shall have the right to grant or withhold its consent as provided in Section 13.04 below. Any attempted transfer without consent shall be void and shall constitute a non curable breach of this Lease.

13.02    No Release of Tenant. No assignment or transfer, whether authorized or unauthorized by Landlord, shall release Tenant or change Tenant’s primary liability to pay the Rent and to perform all other obligations of Tenant under this Lease for the entire Term of this Lease. Landlord’s acceptance of Rent from any other person shall not be a waiver of any provision of this Article Thirteen. Consent to one transfer shall not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant’s assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant’s transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified. In no event shall Tenant be released from liability under this Lease in the event of an assignment or sublease unless Landlord executes a formal written release.

13.03    Intentionally Omitted.

13.04    Landlord’s Consent. Tenant’s request for consent under Section 13.01 shall set forth the details of the proposed sublease, assignment or transfer, including the name, business and financial condition of the prospective transferee, financial details of the proposed transaction (e.g., the term of and the rent and security deposit payable under any proposed assignment or sublease), and any other information Landlord deems relevant. Landlord shall have the right to withhold consent, reasonably exercised, or to grant consent, based on the following factors: (i) the business of the proposed assignee or subtenant and the proposed use of the Premises; (ii) the net worth and financial condition of the proposed assignee or subtenant; (iii) Tenant’s compliance with all of its obligations under this Lease; and (iv) such other factors as Landlord may reasonably deem relevant. If Tenant shall assign or sublease, the following shall apply: Tenant shall pay to Landlord as Additional Rent fifty percent (50%) of the Proceeds (defined below) on such transaction (such amount being Landlord’s share) as and when received by Tenant, unless Landlord shall give notice to Tenant and the assignee or subtenant that Landlord’s Share shall be paid by the assignee or subtenant to Landlord directly. Proceeds shall mean (a) all rent and all fees and other consideration paid for or in respect of the assignment or sublease, including fees under any collateral agreements less (b) the rent and other sums payable under this Lease (in the case of a sublease of less than all of the Premises, allocable to the subleased premises) and all costs and expenses directly incurred by Tenant in connection with the execution and performance of such assignment or sublease for reasonable real estate broker’s commissions and reasonable costs of renovation or construction of tenant improvements required under such assignment or sublease. Tenant shall be entitled to recover such reasonable costs and expenses before Tenant shall be obligated to pay Landlord’s Share to Landlord. Tenant shall provide Landlord a written statement certifying all amounts to be paid from any assignment or sublease of the Premises within thirty (30) days after the transaction shall be signed and from time to time thereafter on Landlord’s request, and Landlord may inspect Tenant’s books and records to verify the accuracy of such statement. On written request, Tenant shall promptly furnish to Landlord copies of all the transaction documentation, all of which shall be certified by Tenant to be complete, true and correct. Tenant shall promptly reimburse Landlord for all legal costs and expenses incurred by Landlord in connection with a request for a sublease or assignment of this Lease.

ARTICLE FOURTEEN - DEFAULTS AND REMEDIES

14.01    Covenants and Conditions. Each of Tenant’s and Landlord’s performance of each of their respective obligations under this Lease is a condition as well as a covenant. Time is of the essence in the performance by each party of all covenants and conditions.

14.02    Defaults. Each of the following shall be an event of default under this Lease:

14.02 (a) Tenant shall abandon or vacate the Premises;

14.02 (b) Tenant shall fail to pay Rent or any other sum payable under this Lease within five (5) days after it is due;

14.02 (c) Tenant shall fail to perform any of Tenant’s other obligations under this Lease and such failure shall continue for a period of thirty (30) days after notice from Landlord; provided that if more than thirty (30) days shall be required to complete such performance, Tenant shall not be in default if Tenant shall commence such performance within the thirty (30) day period and shall thereafter diligently pursue its completion.

14.02 (d) (i) Tenant shall make a general assignment or general arrangement for the benefit of creditors; (ii) a petition for adjudication of bankruptcy or for reorganization or rearrangement shall be filed by or against Tenant and shall not be dismissed within sixty (60) days; (iii) a trustee or receiver shall be appointed to take possession of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease and possession shall be subjected to attachment, execution or other judicial seizure which shall not be discharged within sixty (60) days. If a court of competent jurisdiction shall determine that any of the acts described in this subsection (d) is not a default under this Lease, and a trustee shall be appointed to take possession (or if Tenant shall remain a debtor in possession) and such trustee or Tenant shall assign, sublease, or transfer Tenant’s interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment, transfer or sublease over the rent payable by Tenant under this Lease.

14.03    Remedies. On the occurrence of an event of default by Tenant, Landlord may, at any time thereafter, with or without notice or demand (except as provided in Section 14.02) and without limiting Landlord in the exercise of any right or remedy which Landlord may have:

14.03 (a) Terminate this Lease by written notice to Tenant or by entry, at Landlord’s option. Tenant shall then immediately quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided. Following termination, without prejudice to other remedies Landlord may have by reason of Tenant’s default or of such termination, Landlord may (i) peaceably reenter the Premises upon voluntary surrender by Tenant or remove Tenant therefrom and any other persons occupying the Premises, using such legal proceedings as may be available; (ii) repossess the Premises or relet the Premises or any part thereof for such term (which may be for a term extending beyond the Lease Term), at such rental and upon such other terms and conditions as Landlord in Landlord’s sole discretion shall determine, with the right to make alterations and repairs to the Premises; and (iii) remove all personal property therefrom. Following termination, Landlord shall have all the rights and remedies of a landlord provided at law and in equity. The amount of damages Tenant shall pay to Landlord following termination shall include all Rent unpaid up to the termination of this Lease, costs and expenses incurred by Landlord due to such Event of Default and, in addition, Tenant shall pay to Landlord as damages, at the election of Landlord (if Landlord shall elect subsection (y) below, it may cease such election at any time), either (x) the discounted present value (at the then Federal Reserve Bank discount rate) of the aggregate Rent and other charges due during the period commencing with such termination and ending on the expiration date of this Lease, or (y) amounts equal to the Rent and other charges which would have been payable by Tenant had this Lease or Tenant’s right to possession not been so terminated, payable upon the due dates therefor specified herein following such termination and until the expiration date of this Lease, provided, however, that if Landlord shall re-let the Premises during such period, Landlord shall credit Tenant with the net rents received by Landlord from such re-letting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such re-letting the expenses incurred or paid by Landlord in terminating this Lease, and the expenses of re-letting, including, without limitation, altering and preparing the Premises for new tenants, brokers’ commissions, actual legal fees and all other similar and dissimilar expenses properly chargeable against the Premises and the rental therefrom, it being understood that any such reletting may be for a period equal to or shorter or longer than the remaining Lease Term; and provided, further, that (i) in the no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder and (ii) in no event shall Tenant be entitled in any suit for the collection of damages pursuant to this subsection (y) to a credit in respect of any net rents from a re-letting except to the extent that such net rents are actually received by Landlord prior to the commencement of such suit. If the Premises or any part thereof should be re-let in combination with other space, then proper apportionment on a square foot area basis shall be made of the rent received from such re-letting and of the expenses of re-letting. In calculating the Rent and other charges under subsection (x) above, there shall be included, in addition to the Rent other considerations agreed to be paid or performed by Tenant, on the assumption that all such considerations would have remained constant (except as herein otherwise provided) for the balance of the full Term hereby granted. Landlord may, but need not, re-let the Premises or any part thereof for such rent and on such terms as it shall determine (including the right to re-let the Premises for a greater or lesser term than the Lease Term, the right to re-let the Premises as part of a larger area and the right to change the character or use made of the Premises). Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Lease would have expired if it had not been terminated hereunder. In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under the foregoing provisions of this Section 14.03 (a), Landlord may, by notice to Tenant, at any time after this Lease shall be terminated under this Article Fourteen or shall be otherwise terminated for breach of any obligation of Tenant and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and Additional Rent due for the twelve (12) months ended immediately prior to such termination plus the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination. Any payments made by Tenant to Landlord hereunder shall constitute liquidated damages to Landlord, Landlord and Tenant acknowledging and agreeing that it is difficult to determine the actual damages Landlord would suffer by virtue of an event of default and that the agreed-upon liquidated damages are not punitive or a penalty and are just, fair and reasonable, all in accordance with O.C.G.A sec. 13-6-7.

14.03 (b) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Premises. In such event, Landlord shall be entitled to enforce all of Landlord’s rights and remedies under this Lease, including the right to recover the rent as it becomes due.

14.03 (c) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

14.04    Intentionally Omitted.

14.05    Automatic Termination; Damages. Notwithstanding any other term or provision hereof to the contrary, this Lease shall terminate on the occurrence of any act which affirms the Landlord’s intention to terminate the Lease as provided in Section 14.03 hereof, including the filing of an unlawful detainer action against Tenant. On any termination, Landlord’s damages for default shall include all costs and fees, including actual attorneys’ fees that Landlord shall incur in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease, the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant, or the pursuing of any action with respect to Landlord’s right to possession of the Premises. All such damages suffered (apart from Base Rent and other Rent payable hereunder) shall constitute pecuniary damages which shall be reimbursed to Landlord prior to assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceedings.

14.06    Cumulative Remedies. Except as otherwise expressly provided herein, any and all rights and remedies which Landlord may have under this Lease and at law and equity shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time to the greatest extent permitted by law.

ARTICLE FIFTEEN - PROTECTION OF LENDERS

15.01    Subordination. This Lease shall be automatically subordinate to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Tenant shall cooperate with Landlord and any lender which shall acquire a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant’s obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. If any ground lessor, beneficiary or mortgagee elects to have this Lease prior to the lien of its ground lease, deed of trust or mortgage and gives written notice thereof to Tenant, this Lease shall be deemed prior to such ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of said ground lease, deed of trust or mortgage or the date of recording thereof.

15.02    Attornment. lf Landlord’s interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which shall give Tenant any right to terminate this Lease or surrender possession of the Premises upon the transfer of Landlord’s interest. From and after any such attornment, mortgagee or any such transferee shall not be: (a) liable for any act or omission of any prior landlord (including Landlord); or (b) liable for or incur any obligation with respect to the construction of the Property or any improvements of the Property except as set forth in this lease; or (c) subject to any offsets or defenses which Tenant might have against any prior landlord (including Landlord); or (d) bound by any rent or additional rent which Tenant might have paid more than one month in advance to any prior landlord (including Landlord); or (e) bound by any amendment or modification of the Lease, or any consent to any assignment or sublease, made without the mortgagee’s prior written consent if such consent is required under the applicable loan documents; or (f) responsible for the return of any security deposit not actually received by such mortgagee; or (g) liable for any obligation with respect to any breach of warranties or representations made by any prior landlord (including Landlord), or its agents or representatives, of any nature under the lease or otherwise; or (h) liable for consequential damages.

15.03    Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so.

15.04    Estoppel Certificates. Within ten (10) days after Landlord’s request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or if Landlord is claimed to be in default, setting forth such default in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may require. Landlord may deliver any such statement by Tenant to any prospective purchaser or encumbrancer of the Property, and such purchaser or encumbrancer may rely conclusively upon such statement as true and correct. If Tenant shall not deliver such statement to Landlord within such ten (I 0) day period, Landlord, and any prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts.

15.05    Tenant’s Financial Condition. Within fifteen (15) days after request from Landlord from time to time, Tenant shall deliver to Landlord Tenant’s audited financial statements for the latest available two (2) fiscal years (the latest year ending no more than six (6) months prior to Landlord’s request). Such financial statements shall be delivered to Landlord’s mortgagees and lenders and prospective mortgagees, lenders and purchasers. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of the date of such statement. All financial statements shall be confidential and shall be used only for the purposes set forth in this Lease. Landlord agrees to take commercially reasonable actions to ensure the confidentiality by Landlord’s mortgagees, lenders and prospective mortgagees, lenders and purchasers.

ARTICLE SIXTEEN - LEGAL COSTS

16.01    Legal Proceedings. If Tenant be in breach or default under this Lease, Tenant shall reimburse Landlord upon demand for any reasonable costs or expenses that Landlord shall incur in connection with any breach or default of Tenant, as provided in this Section. Such costs shall include reasonable actual legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Tenant shall also indemnify Landlord against and hold Landlord harmless from all costs, expenses, demands and liability, including without limitation, actual legal fees and costs, Landlord shall incur if Landlord shall become or be made a party to any claim or action (a) instituted by Tenant against any third party, or by any third party against Tenant, or by or against any person holding any interest under or using the Premises by license of or agreement with Tenant; (b) for foreclosure of any lien for labor or material furnished to or for Tenant or such other person; (c) otherwise arising out of or resulting from any act or transaction of Tenant or such other person; or (d) necessary to protect Landlord’s interest under this Lease in a bankruptcy or similar proceeding. Tenant shall defend Landlord against any such claim or action at Tenant’s expense with counsel reasonably acceptable to Landlord or, at Landlord’s election, Tenant shall reimburse Landlord for any reasonable actual legal fees or costs Landlord shall incur in any such claim or action.

16.02    Landlord’s Consent. Tenant shall pay Landlord’s reasonable fees and expenses, including, without limitation, actual legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article Thirteen (Assignment and Subletting) or in connection with any other act by Tenant which requires Landlord’s consent or approval under this Lease.

ARTICLE SEVENTEEN - MISCELLANEOUS PROVISIONS

17.01    Non-Discrimination. Tenant agrees that it will not permit any discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Premises or any portion thereof.

17.02    Landlord’s Liability; Certain Duties.

17.02 (a) Bind and Inure; Limitation of Landlord’s Liability. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Property shall be liable under this Lease except for breaches of Landlord’s obligations occurring while owner of the Property. The obligations of Landlord shall be binding upon the assets of Landlord which comprise the Property but not upon other assets of Landlord. No individual partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of Landlord or any partner, trustee, stockholder, officer, member, director, employee, advisor or beneficiary of any of the foregoing, shall be personally liable under this Lease and Tenant shall look solely to Landlord’s interest in the Property in pursuit of its remedies upon an event of default hereunder, and the general assets of Landlord, its partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries, and the partners, trustees, stockholders, members, officers, employees, advisors or beneficiaries of any of the foregoing, shall not be subject to levy, execution or other enforcement procedure for the satisfaction of the remedies of Tenant.

17.02 (b) Notice. Tenant shall give written notice of any failure by Landlord to perform any of its obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Property whose name and address shall have been furnished to Tenant. Landlord shall not be in default under this Lease unless Landlord (or such ground lessor, mortgagee or beneficiary) shall fail to cure such non-performance within thirty (30) days after receipt of Tenant’s notice. However, if such non-performance shall reasonably require more than thirty (30) days to cure, Landlord shall not be in default if such cure shall be commenced within such thirty (30) day period and thereafter diligently pursued to completion. Tenant acknowledges that it has been advised, that as of the date hereof, the mortgagee is as referenced in Article One – Basic Terms.

17.03    Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision of this Lease, which shall remain in full force and effect.

17.04    Interpretation. The captions of the Articles or Sections of this Lease are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural and the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other, in any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” shall include Tenant’s agents, employees, contractors, invitees, successors or others using the Premises with Tenant’s expressed or implied permission. This Lease shall not, and nothing contained herein, shall create a partnership or other joint venture between Landlord and Tenant.

17.05    Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements shall be effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

17.06    Notices. All notices, requests and other communications required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid or by a national overnight delivery service which maintains delivery records. Notices to Tenant shall be delivered to Tenant’s Address for Notices. Notices to Landlord shall be delivered to Landlord’s Address for Notices. All notices shall be effective upon delivery (or refusal to accept delivery). Either party may change its notice address upon written notice to the other party.

17.07    Waivers. All waivers shall be in writing and signed by the waiving party. Landlord’s failure to enforce any provision of this Lease or its acceptance of Rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a payment check from Tenant or in a letter accompanying a payment check shall be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate such check without being bound by to the conditions of such statement.

17.08    No Recordation. Tenant shall not record this Lease. Either Landlord or Tenant may require that a notice, short form or memorandum of this Lease executed by both patties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

17.09    Binding Effect; Choice of Law. This Lease shall bind any party who shall legally acquire any rights or interest in this Lease from Landlord or Tenant, provided that Landlord shall have no obligation to Tenant’s successor unless the rights or interests of Tenant’s successor are acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

17.10    Corporate Authority; Partnership Authority. If Tenant is a corporation, each person signing this Lease on behalf of Tenant represents and warrants that (s)he has full authority to do so and that this Lease binds the corporation. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a certified copy of a resolution of Tenant’s Board of Directors authorizing the execution of this Lease or other evidence of such authority reasonably acceptable to Landlord. If Tenant is a partnership or limited liability company, each person or entity signing this Lease for Tenant represents and warrants that he or it is a general partner of the partnership or a manager or managing member of the company, that he or it has full authority to sign for the partnership or the company and that this Lease binds the partnership or company and all general partners of the partnership or the company and its members. Within thirty (30) days after this Lease is signed, Tenant shall deliver to Landlord a copy of Tenant’s recorded statement of partnership or certificate of limited partnership or certificate of formation or organization.

17.11    Joint and Several Liability. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant.

17.12    Force Majeure. If Landlord can not perform any of its obligations due to events beyond Landlord’s reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of such events. Events beyond Landlord’s reasonable control include, but are not limited to, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of labor or material, government regulation or restriction and weather conditions.

17.13    Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument. Landlord’s delivery of this Lease to Tenant shall not be deemed to be an offer to lease and shall not be binding upon either party until executed and delivered by both parties.

17.14    Survival. All representations and warranties of Landlord and Tenant, and all obligation of Tenant to pay Additional Rent hereunder, shall survive the termination of this Lease.

17.15    Examination of Lease. Submission of this Lease to Tenant shall not constitute an option to lease, and this Lease shall not be effective until execution and delivery by both Landlord and Tenant.

17.16    Security Deposit. Upon the execution of this Lease, Tenant shall deposit with Landlord the Security Deposit. Landlord may, at its option, apply all or part of the Security Deposit to any unpaid Rent or other charges due from Tenant, cure any other defaults of Tenant, or compensate Landlord for any loss or damage which Landlord may suffer due to Tenant’s default. If Landlord shall so use any part of the Security Deposit, Tenant shall restore the Security Deposit to its full amount within ten (10) days after Landlord’s request. No interest shall be paid on the Security Deposit, no trust relationship is created herein between Landlord and Tenant with respect to the Security Deposit, and the Security Deposit may be commingled with other funds of Landlord. Upon expiration or termination of this Lease not resulting from Tenant’s default and after Tenant shall have vacated the Premises in the manner required by this Lease, Landlord shall pay to Tenant any balance of the Security Deposit not applied pursuant to this Section 17.16. Provided Tenant is not in default under this Lease and that no event or condition exists which with notice and the expiration of any grace period would constitute an event of default under this Lease, (i) after Landlord has received twelve (12) months of full Base Rent and Additional Rent payments (excluding any periods of partial or free Rent), Landlord shall return $19,666.66 of the Security Deposit to Tenant and (ii) after Landlord has received an additional twelve (12) months of full Base Rent and Additional Rent payments (excluding any periods of partial or free Rent), Landlord shall return and additional $19,666.66 of the Security Deposit to Tenant.

17.17    Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties which extend beyond those expressly set forth in this Lease. Without limiting the generality of the foregoing, Tenant expressly acknowledges that Landlord has made no warranties or representations concerning any hazardous materials or other environmental matters affecting any part of the Property and Landlord hereby expressly disclaims and Tenant waives any express or implied warranties with respect to any such matters.

17.18    No Other Brokers. Tenant represents and warrants to Landlord that the Brokers are the only agents, brokers, finders or other parties with whom Tenant has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises or the Property. Tenant agrees to indemnify and hold Landlord harmless from any claim, demand, cost or liability, including, without limitation, actual attorneys’ fees and expenses incurred, asserted by any party other than the Brokers based upon dealings of that party with Tenant.

17.19    Right of First Offer. Provided Tenant is not in default under this Lease and that no event or condition exists which with notice and the expiration of any grace period would constitute an event of default under this Lease at the time of the giving of First Offer Notice (as defined below), if at any time during the Lease Term any lease for any portion of the Property adjacent to the Premises (the “Offered Space”) expires, then Landlord, before offering such Offered Space to anyone, other than the tenant then occupying such space (or its affiliates), will offer to Tenant the right to include the Offered Space within the Premises on the same terms and conditions upon which Landlord intends to offer the Offered Space for lease.

Such offer will be made by Landlord to Tenant in a written notice (the “First Offer Notice”), which offer will designate the space being offered and specify the terms which Landlord intends to offer with respect to the Offered Space. Tenant may accept the offer set forth in the First Offer Notice by delivering to Landlord an unconditional acceptance (“Tenant’s Notice”) of such offer within five (5) business days after delivery by Landlord of the First Offer Notice to Tenant. Time will be of the essence with respect to the giving of Tenant’s Notice.

Tenant must accept all Offered Space offered by Landlord at any one time if it desires to accept any of such Offered Space and may not exercise its right with respect to only part of such space. In addition, if Landlord desires to lease more than just the Offered Space to one tenant, Landlord may offer to Tenant pursuant to the terms hereof all such space which Landlord desires to lease, and Tenant must exercise its rights hereunder with respect to all such space and may not insist on receiving an offer for just the Offered Space.

17.20    No Estate in Land. This Lease shall create the relationship of Landlord and Tenant between the parties hereto; no estate shall pass out of Landlord. Tenant only has a usufruct, not subject to levy and sale and not assignable by Tenant except by Landlord’s consent as otherwise permitted in this Lease.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the undersigned Landlord and Tenant have caused this Lease to be duly executed by their duly authorized representatives as of the date first above written.

LANDLORD:

CABOT II – GA1W13, LLC

By:	Cabot Industrial Value Fund II Operating Partnership, L.P.

By:	/s/ Janine M. Cobb
Name: Janine M. Cobb
Title: Senior Vice President
3/3/11

TENANT:

AMENDIA, INC.

By:	/s/ Jeffrey Smith
Name: Jeffrey Smith
Title: President of Amendia